Exhibit 99.1

Pacific Premier Bancorp
Pacific Premier Bancorp Q1 2015 Conference Call
Wednesday, April 22, 2015, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Steven Gardner – President, CEO Kent Smith - CFO

PRESENTATION

Operator
Good day and welcome to the Pacific Premier Bancorp Q1 2015 Conference Call.  All participants will be in listen only mode.  Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0).  After today’s presentation, there will be an opportunity to ask questions.  To ask a question, you may press star (*) then one (1) on your telephone keypad.  Please also note this event is being recorded.  I would now like to turn the conference over to Mr. Steven Gardner, President and CEO.  Please go ahead, sir.

Steven Gardner
Thank you, Chad.  Good morning, everyone, and I appreciate you joining us today.  As you’re all aware, earlier this morning we released our earnings report for the first quarter of 2015.  I’m going to walk through some of the notable items.  Kent Smith, our CFO, is going to review a few of the financial details, and then we’ll open up the call to questions.  I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments and I’d encourage all of you to take a look and read through those.

We had a somewhat noisy quarter due to the closing of the Independence Bank acquisition, the associated merger related expenses, our balance sheet management strategies in preparation for the closing, and our decision to delay the sale of our SBA loans, which I’ll talk more about in a few minutes.  We’ll try to cut through the noise and provide you with a clear understanding of our core performance in the quarter, which we believe was very strong.  From an overall perspective, we had an exceptional quarter of both loan and deposit production, we saw positive trends in loan yields and good improvement in our deposit mix and we’ll provide you with more detail on each of these areas as we walk through the results.

Of course, the most significant event of the quarter was the closing of the Independence Bank acquisition.  Two weekends ago, we completed the systems and customer accounts conversion and subsequently closed the three of the Independence Bank branches that we had planned to consolidate.  We were able to close this acquisition in just over three months after signing the definitive agreement, and in less than six months, we were able to complete the systems conversion and fully integrate Independence Bank’s operations.  This underscores the efficient and well-honed M&A process we have developed at the Bank that allows us to quickly complete transactions and begin recognizing the synergies we have projected.  We’ve now done six acquisitions in the past four years that have added scale and transformed our Bank into a diversified commercial lender with a strong deposit base.  M&A is one of our core competencies and we have a demonstrated track record for identifying and executing on accretive transactions that create value for our shareholders.  I’m proud of our team’s ability to complete these transactions without disrupting our core banking operations or impacting our organic growth initiatives.  M&A is an ongoing process at our bank and we continually have a pipeline of targets that we are evaluating.  Over time, we expect acquisitions to continue to make a contribution to the overall growth of our franchise.

Turning to the organic performance of the Bank for this quarter, despite the first quarter typically being a seasonally slow period for loan production, we had one of our largest quarters ever with $206 million in loan originations, which was almost double the production we had in the first quarter of last year.  We continued to have balanced loan production across our various lines of business with more than $20 million of commitments in six different portfolios.  We had $46 million in warehouse credit facilities, $44 million in construction loans, $39 million in C&I loans, $20 million in SBA, $23 million in owner occupied CRE, $9 million in CRE investor loans, and then $24 million in multifamily.  This well balanced loan production is adding to our highly diversified loan portfolio that contains attractive yields and strong credit quality.  We added $333 million in loans from Independence Bank during the quarter and the remaining $169 million was essentially all organic loan growth, which resulted in an annualized organic growth rate of approximately 42% for the first quarter.

In addition to our successful calling efforts that are generating much of the new business banking relationships, some of our first quarter production can be attributable to an increase in economic activity and increased investment among our existing customers.  We had a strong quarter in warehouse lending business due to the pickup and refinancing activity that has occurred in the housing markets.  One of the headwinds that we faced during the quarter was a higher level of pay offs and pay downs than we had seen in the past.  We had $106 million in loan run-off, which was up from $81 million in the fourth quarter of last year.  We believe our loan retention strategies will help control the level of run-off throughout the remainder of the year.  One of the more encouraging trends that we saw this quarter was strength in our loan yields, which were positively impacted by the discount accretion on the acquired loans from Independence Bank that contributed approximately 12 basis points, resulting in an overall average loan yield of 5.38%.  Factoring out the loan accretion from the Independence Bank loans, our loan yield remains essentially unchanged from the fourth quarter of 2014.  Our ability to maintain this loan yield reflects our focus on higher yielding loan products, such as construction, franchise and SBA.

As I mentioned earlier, we had $20 million in SBA loan production during the quarter, which compares with $26 million in the fourth quarter of 2014 and $5 million in the first quarter of 2014.  However, we did not sell any of the SBA loans in the first quarter and didn’t record any gain on sale income, as much of the production came later in the quarter.  Additionally, earlier this year, we performed an analysis that indicated we could increase our internal rate of return on SBA loans by retaining them for a slightly longer period of time recognizing the interest income while they’re in our portfolio and then selling them into the secondary market at a premium.  We’ll resume sales of SBA loans in the second quarter and the gain on sale income will continue to be a significant contributor to our revenue mix.  The investments we’ve made in the business through the additional personnel we added in 2014 are beginning to have a tangible impact as our pipeline of SBA loans is at the highest in our history at $50 million.  Although the shift in strategy negatively impacted our first quarter results, we’ll ultimately generate more income from these loans than we would have in the past.  As we’ve consistently stated, we’re committed to making decisions that are in the best long-term interest of the business, regardless of the short-term impact.

Turning to deposits, we continued to see solid inflows during the first quarter.  Independence Bank contributed $336 million to our deposit growth and the remaining $76 million was essentially all organic.  We continue to see steady improvement in our deposit mix, with non-interest bearing deposits increasing to 30% of our total deposit base.  Our end of period weighted average cost of deposits dropped to 33 basis points in the first quarter from 36 basis points last quarter.  One of the key drivers of our improved deposit base is our nationwide HOA line of business that we entered in early 2013 through our acquisition of First Associations Bank.  We’ve seen steady growth in the client base in this business over the past couple of years.  Since completing the acquisition, our HOA related deposits have increased by $143 million, or about 40% and we continue to see more opportunities to gain market share and grow the business in the future.  Even with the growth that we’ve seen in deposits, our strong loan production outpaced our deposit gathering, which resulted in an elevated loan to deposit ratio at the end of the first quarter.  As we’ve indicated in the past, we’re comfortable running at a loan to deposit ratio above 100% for some period of time due to our ability to manage the balance sheet growth through the sale of SBA, CRE and multifamily loans when needed.

We did see a tick down in our net interest margin during the quarter from 4.02% to 3.99%.  This was primarily due to our decision to temporarily increase our cash balances during the quarter, which was a drag on our asset yields.  As we looked at the quarter, we saw a number of factors that drove our decision to increase liquidity.  First, we had a very strong pipeline headed into the quarter; second, we saw strong activity on our warehouse lines of credit; third, we didn’t sell loans during the quarter; fourth, with the completion of the Independence Bank acquisition, we knew we would be closing three branches that could cause some level of deposit run-off and we wanted to be prepared for it; and then lastly, we had a large amount of higher-cost CDs that were scheduled to mature but we didn’t want to match market rates on those deposits.  Given all of these factors, we decided to increase our liquidity levels throughout the first quarter, which resulted in higher than normal cash balances during the period.  Given the systems conversion and consolidation of the three branches of Independence Bank are behind us and our resumption of loan sales, we do not expect to carry the same high levels of cash going forward, which should positively impact the net interest margin.

Turning to our outlook, we are well positioned to drive the Bank’s operating leverage throughout the remainder of the year.  The integration of Independence Bank has gone very smoothly and we will see a significant portion of the projected cost savings materialize in the second quarter.  Our loan pipeline is the strongest we’ve seen it and it’s focused on those key areas that we want to drive growth in: commercial lending, construction and SBA.  We’re making good inroads into the Inland Empire, which is having a positive impact on our business development efforts and with the continued asset growth that we expect to see over the balance of the year and the synergies from the Independence Bank acquisition, we believe we are well positioned to deliver strong profitability over the remainder of 2015.  With that, I’m going to turn the call over to Kent to provide a little bit more detail on our first quarter results.  Kent?

Kent Smith
Thanks, Steve.  We provided a significant amount of detail on our earnings release today, so I’m just to going to review a few items where I think some additional discussion is warranted.  I’m going to start with our income statement.

Steve already discussed the major items impacting our net interest margin.  The one thing that I will add is that we recognized $595,000.00 in loan discount accretion related to acquired loans, of which $534,000.00 was associated with the Independence Bank acquisition.  The Independence Bank portion of the accretion positively impacted our average loan yield by 12 basis points in the current quarter.  As we reduce our cash balances and shift our earnings asset mix more towards the loan and investment portfolio, we should see some improvement in our margin, going forward.  Our net interest income decreased, or, excuse me, our non-interest income decreased $3.4 million from the prior quarter.  The biggest driver of the decline was the absence of gains from loan sales this quarter, as Steve discussed.  The other significant factor was a lower level of security gains after the rebalancing we did in the investment portfolio last quarter in anticipation of the Independence Bank acquisition.

Our non-interest expense increased by $4.0 million from the fourth quarter.  The increase was primarily attributable to an increase of $3.1 million of merger related expense and $1.7 million increase in compensation and benefits expense associated with an increase in personnel, primarily related to the Independence Bank acquisition and higher employer taxes.  The one significant area of decline was in our other expense category, which was lower this quarter after the non-recurring litigation expense accrual we made in the fourth quarter.  The legal matter that drove this litigation expense has now been settled with no additional meaningful impact on our expenses.

Turning to our balance sheet, our total loans increased $503 million from the end of the prior quarter, due to the Independence acquisition and our strong organic growth.  Compared to the end of the prior quarter, we had increases in multifamily loans of $134 million, owner-occupied CRE loans of $141 million, warehouse facility loans of $103 million, non-owner-occupied loans of $93 million, construction loans of $22 million, and SBA loans of $21 million.  The decrease we experienced in our C&I portfolio is partially attributable to the reclassification of certain loans into our owner occupied CRE as part of the Independence system conversion.  Our investments increased by $92 million in the current quarter, with $56 million of the increase coming from Independence.  With these additions, the duration of the portfolio dropped from 3.0 years at the end of the prior quarter to 2.6 years at the end of the current quarter.

Our total deposits were up $412 million from the end of the prior quarter; approximately 90% of the growth came in our non-timed deposit categories.  Finally, looking at asset quality, our non-performing assets ticked up to 21 basis points of total assets from 12 basis points at the end of the prior quarter.  We continued to have a very low loss experience with net charge-offs of just $384,000.00 in the quarter.  Given the organic growth in the portfolio, we recorded a provision for loan losses of $1.8 million in the quarter.  Due to the addition of the Independence Bank loan portfolio that was marked to market at the time of closing, our allowance to total loans ratio declined to 64 basis points from 75 basis points at the end of the prior quarter.  Although when the fair market value discounts related to acquired loans are included in the total, then our ratio increased to 90 basis points from 87 basis points and we continue to have very strong coverage of our non-accrual loans, with an allowance that represents 293% of our non-accruals at the end of the quarter.  With that, we’d be happy to answer any questions you may have.  Operator Chad, can you please open up the call for questions?

QUESTIONS AND ANSWERS

Operator
Certainly.  We will now begin the question and answer session.  To ask a question, you may press star (*) then one (1) on your telephone keypad.  If you are using a speakerphone, please pick up your handset before pressing the keys.  If at any time your question has been addressed and you would like to withdraw your question, please press star (*) then two (2).  Once again, pressing star (*) then one (1) will allow you to ask a question.  At this time, we will pause momentarily to assemble our roster.  Our first question comes today from Brian Zabora with KBW.

Brian Zabora
Thanks, good morning,

Steven Gardner
Hi, Brian.

Brian Zabora
Here’s a question on the SBA, you indicated that you may hold them a little longer, are these months or quarters or kind of how you look at the timeline, as far as holding these SBA loans?

Steven Gardner
It was based on our own analysis, in approximately three to six months, Brian.

Brian Zabora
All right, so, is the second quarter maybe going to be fairly, maybe lower than what the run rate was in 2014, maybe towards the tail end, as you catch up when you get to this three to six month hold period?

Steven Gardner
I would say that we had pretty strong production in the first quarter over what historically we’ve done.  So that gives us a little bit of a leg up.  Also, I mentioned that the pipeline is the highest that it’s ever been in SBA just in general.  And so with that, sort of the fourth quarter run rate seems like a pretty good number as we enter the second quarter, but we’ll just see as the quarter unfolds.

Brian Zabora
Sure, that’s very helpful, and then on the provision expense, last quarter you talked about a $1.5 million to $2 million really run rate, has that changed at all with the strong loan growth you had or is that going to, is that the expectations going forward still?

Steven Gardner
That’s reasonable, but it all depends upon both the growth rates and, certainly, asset quality in the portfolio, which has been very strong as you’re aware.  It just, there again, depends upon the growth rates, but that seems like a pretty reasonable number.

Brian Zabora
Are you still talking about a 1% reserve to loan ratio at some point maybe out into 2016?

Steven Gardner
I don’t know what the specific date is, but we’ve stated that we expect to be more in line with our peers and 1% is a number that we’ve put out there, but we have time to get there.  There’s no reason to, quote/unquote, rush and certainly when you add a sizable portfolio like we did with the Independence acquisition that was marked to market, we take that into consideration, as well, and as Kent had alluded to, with the discount, the credit discount that we have on the portfolio plus reserves, we’re at 90 basis points today.

Brian Zabora
Great, thanks for taking all my questions.

Steven Gardner
Sure thing.

Operator
The next question is from Andrew Liesch with Sandler O'Neill.

Andrew Liesch
Hey, guys.

Steven Gardner
Hi, Andrew.

Andrew Liesch
Just looking at the expenses here, so I was walking through this, so it seems like there’ll be maybe the full quarter effect of having Independence, but then also the cost savings that are coming.  So is this backing out the merger costs, like $16.5 million, is that a good run rate or do you think it could be even below that?

Steven Gardner
That might be a little bit rich, just given the fact that, obviously, the branch consolidation occurred in mid-early April and so those personnel, as well as the costs associated with those branches, are gone.  We also had the system conversion, so we will pick up savings there, as well.

Andrew Liesch
Okay, and then, also, just related to the Independence deal, are there any more higher cost CDs that you expect to flow out?

Steven Gardner
Maybe a little bit, I don’t know if it’s going to be a material number.

Andrew Liesch
Gotcha and then, if by holding on to the SBA loans for a little bit, do you get a better premium if you hold them longer or is the premium more or less the same, but then you’re also getting the interest income and that’s what makes it a better IRR?

Steven Gardner
That’s the key is that we’re holding it and we pick up maybe about 5 basis points, maybe a little bit more over that period of time and it’s really the interest income from holding them a little bit longer.  Although, we have made some tweaks and changes to the types of loans and the structure that may improve the level of gain that we’re able to attain in the secondary market.

Andrew Liesch
Gotcha, thanks for taking my questions.

Steven Gardner
Sure thing.

Operator
The next question is from Don Worthington with Raymond James.

Don Worthington
Good morning.

Steven Gardner
Hi, Don.

Don Worthington
Steve, in terms of the loan purchases in the quarter, what types of loans were those?

Steven Gardner
They were predominantly multifamily and CREs, some stuff that may have, that was typically lined up, maybe, in the fourth quarter and some, you know, at times, we opportunistically will buy and/or sell loans aside from the SBA that we do and that’s predominantly what it was.

Don Worthington
Okay, okay, and then the warehouse lines, did you add new relationships in the quarter or were these primarily increases in existing lines?

Steven Gardner
These were predominantly increases in existing lines with existing customers, some of our larger customers that saw a nice increase in their business and then we captured a little bit more of the market share that they have relative to the other lenders they do business with.

Don Worthington
Okay, great, and then the last one from me, the increase in FTEs in the quarter, was there anything in there other than the Independence acquisition, in other words, did you add any lenders during the quarter?

Steven Worthington
Most of the SBA people that we hired came on in the fourth quarter, although there may have been one or two that had a start date here in the first quarter, but it was predominantly Independence employees.

Don Worthington
Okay, all right, thank you.

Steven Gardner
Sure thing.

Operator
Once again, as a reminder, if you would like to ask a question, please press star (*) then one (1).  Our next question comes from Timothy Coffey with FIG Partners.

Timothy Coffey
Thank you.  Good morning, gentlemen.

Steven Gardner
Hi, Tim.

Kent Smith
Good morning.

Timothy Coffey
Steve, are you, the holding the SBA loans three to six months, is that a firm plan or, say, if deposits were to increase faster than you anticipated, would you be more inclined to hold the SBA loans for, say, 12 months?

Steven Gardner
We’re always assessing it and, really, the determination to hold them the three to six months was based off of our analysis that we did that that is sort of the range that maximizes the IRR to us and so that’s what drove the decision.  We have the ability to sell other loans, which we have done historically, be it multifamily, CRE or the like.  We certainly could sell franchise loans if we wanted, but we don’t have any desire at this point to do so.  But depending upon deposit flows, we could hold loans longer or shorter and we will, we’re constantly assessing what the best strategy is in maximizing the returns, as well as managing a number of other factors, be it concentrations, loan to deposit ratios, and the like.

Timothy Coffey
Okay, thanks, that’s helpful, and then, in the press release, you discussed a record for the franchise loan pipeline going into the quarter, can you give me an idea of what, of how much that is?

Steven Gardner
I think that, I’m trying to recall, in the earnings release, Tim, I think we talked about just a record loan pipeline in general and then, also, the highest level in SBA loans.  I don’t know that we gave a specific figure on franchise, but it’s at, I think, right around $114 million added into this quarter.

Timothy Coffey
Okay, was that the entire pipeline or is that just franchise?

Steven Gardner
That’s just franchise.  Our entire pipeline is in excess of $425 million.

Timothy Coffey
Okay, that’s pretty strong.

Steven Gardner
Ah, yes.

Timothy Coffey
And then what do you see for the tax rate, going forward?

Steven Gardner
Ah, Kent, I’ll let Kent address that.

Kent Smith
The tax rate, overall tax rate we’re talking about?

Timothy Coffey
Right.

Kent Smith
I think it’s going to be similar to what we’ve seen all last year, we ran in that range of 37%, 38%.

Timothy Coffey
Okay, great, those were my questions.  I appreciate the time.

Steven Gardner
Sure thing, Tim.

Operator
Next question comes from Gary Tenner of D.A. Davidson.

Gary Tenner
Good morning.

Steven Gardner
Hi, Gary.

Kent Smith
Good morning.

Gary Tenner
You guys have leveraged your capital pretty effectively the last couple of years, both through organic means and through acquisition, could you talk about capital ratios and  whether it’s TC ratio or regulatory ratios and talk about where you’d like to manage those numbers?

Steven Gardner
You know, from, given the strong growth that we have, Gary,  sort of the regulator, to a certain extent of our growth is the total risk based capital and we were right around 12%.  From a leverage standpoint,  I’d like to operate at a much higher leverage ratio than where we are, but we’re really, we’re going to be constrained to a certain extent on, from just given the fact that we have such a high loan to deposit ratio and our assets are concentrated on the loan side.  That’s going to limit, to a certain extent, our ability to leverage the balance sheet and I’m not interested in doing any, quote/unquote, leverage strategies of borrowing long from the FHLB and investing those in securities.  From a TCE standpoint, where we ended the quarter, just under 8%, we’re very comfortable running the Bank at something in the mid low 7% range, just given the quality of both the assets and the liabilities.  Does that answer the question?

Gary Tenner
Yeah, it sure does, appreciate the color.

Operator
The next question is a follow-up from Brian Zabora with KBW.

Brian Zabora
Thanks, just a question on the accretion, thanks for the details for this quarter.  Are the scheduled accretion numbers, going forward, has that changed much from first quarter, or how does that look going throughout the year?

Steven Gardner
Well, it certainly depends upon what the run off in the portfolio, Brian, and in early paydowns or payoffs, and how those materialize.  Kent, do you have any specific color?

Kent Smith
Just to remember, the accretion we booked was really just two months’ worth, but    as Steve said, it will depend on paydowns, payoffs.

Brian Zabora
Did you have any sizable paydowns or payoffs from that portfolio in this quarter?

Kent Smith
No, we didn’t.

Brian Zabora
Okay, all right.  Thank you very much.

Operator
This concludes our question and answer session.  I would like to turn the conference back over to Steven Gardner for any closing remarks.

CONCLUSION

Steven Gardner
Thank you, Chad.  We appreciate everyone joining us this morning.  If you have any other questions, please feel free to give either Kent or myself a call and we would be happy to chat with you.  Have a nice day.

Operator
The conference has now concluded.  Thank you for attending today’s presentation.  You may now disconnect.